MASTER SERVICE AGREEMENT

THIS MASTER SERVICE AGREEMENT ("**Agreement**") is made on the 6th day of March 2019

BETWEEN

MOLECULAR MEDICINE (MOLMED) S.p.A., a Company incorporated and existing under Italian law, with registered offices at via Olgettina 58, Milano, VAT registration number 11887610159, represented by Riccardo Palmisano, acting in his capacity as Chief Executive Officer (hereinafter referred to as "**MOLMED**");

AND

Genenta Science s.r.l., a Company incorporated and existing under Italian law, with registered offices at via Olgettina 58, Milano, recorded at the Companies' Register of Milan at No. 07636600962, such number also constituting its Italian Taxpayer Identification Number ("Codice Fiscale") and VAT registration number ("partita IVA"), represented by Pierluigi Paracchi, acting in his capacity as Chief Executive Officer (hereinafter referred to as "**CLIENT**");

(each hereinafter referred to individually as a "**Party**" and collectively as "the **Parties**").

RECITALS

(A) MOLMED is a pharmaceutical and biotechnology Company publicly listed at the Milan Stock Exchange, active inter alia in the development and manufacturing of viral vectors, cell products and materials for advanced therapy, and operated in compliance with applicable Good Manufacturing Practice (GMP) requirements;

(B) MOLMED, holds, inter alia, (i) know-how for the research, development and production of GMPs of cellular banks, retroviral and lentiviral vectors; (ii) know-how for control strategies (analytical methods) in cell and cell therapy and in the development and validation of analytical methods for characterization, release and stability of products to be used in cell and cell therapy, iii) know-how for the engineering of human cells, including mononuclear cells and stem cells, using retroviral and lentiviral vectors;

(C) CLIENT is a biotech company engaged in research and development projects for the treatment of hematologic malignancies and solid tumors;

(D) on the 12th of November 2018 AIFA approved the clinical trial application submitted by the CLIENT under EUDRA-CT no. 2018-001741-14; on the 26th of September 2018 AIFA approved the clinical trial application submitted by the CLIENT under EUDRA-CT no. 2018-001404-11;

(E) the CLIENT obtained a non-exclusive license for the use of certain specific know-how on manufacturing processes from Fondazione Telethon (*"a set of methods and processes for lentiviral-based gene therapy"*) for the production of certain lentiviral vectors (herein after "**Telethon License**");

(F) on 22 March 2018, the Parties entered into a service agreement (contratto quadro di servizi) pursuant to which the CLIENT engaged MOLMED to perform the following activities: i) development and validation of production methods and analytical methods; ii) preparation and updating of the regulatory documentation needed to obtain authorization from regulatory authorities to initiate clinical trials; iii) manufacturing of GMP viral vectors (hereinafter the "**Development Agreement**");

(G) in accordance with Clause 10 of the Development Agreement CLIENT is willing to entrust MOLMED with, and MOLMED agrees to, perform the manufacturing of Advanced Therapy Medicinal Products (ATMP) for CLIENT, from time to time upon execution of a Production Agreement, for treatment of the applicable CLIENT Indication (as defined below).

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. DEFINITIONS

In this Agreement, unless otherwise expressly provided, the following terms shall have meanings ascribed to them below:

"**Affiliates**" means: (i) an organisation, which directly or indirectly controls either Party; or (ii) an organisation which is directly or indirectly controlled by either Party; or (iii) an organisation, which is controlled, directly or indirectly, by the ultimate parent company of either Party. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting security or by contract or otherwise;

"**Availability Notice**" shall mean the notice provided by MOLMED in writing to CLIENT, stating that the Product has been Released in accordance with the Agreement and is ready for delivery and collection;

"**CLIENT Indication**" means the indication (whether haematological malignancy or solid tumor) set forth in the applicable Production Agreement;

"**CLIENT IP**" means any Intellectual Property owned or controlled by CLIENT, which is disclosed or otherwise supplied by CLIENT to MOLMED for the Activities.

"**CLIENT Know How**" means any Know How owned or controlled by CLIENT, including the Know How licensed under the Telethon License, which is disclosed or otherwise supplied by CLIENT (or Telethon, as applicable, including prior to the Effective Date) to MOLMED for the Activities;

"**CLIENT Materials**" means all reagents, human biological samples or other biotechnological components provided by CLIENT to MOLMED, as defined in each Production Agreement;

"**Confidential Information**" means the terms of this Agreement and any and all non-public IP, Know How, MOLMED IP, MOLMED Know how, CLIENT IP, CLIENT Know how, information, data, designs, memoranda, models, prototypes, and/or other material whether of scientific, technical, commercial, financial or other nature, furnished to or obtained by a Party from another Party under this Agreement in written, oral or other tangible form clearly marked or designated as "Confidential" or by words of similar meaning, or that a reasonable person under the circumstances would understand to be confidential;

"**Critical Material**" means the materials identified in the Production Agreement and used in the manufacture of any Product;

"**Deliverables**" means the final Product and related documents to be produced and delivered by MOLMED as specified in the Production Agreement;

"**Effective Date**" means the date first written above;

"**Intellectual Property**" **or** "**IP**" means all intellectual property rights, including without limitation patents, copyrights and registered designs in all countries of the world arising under statutory or common law, and whether or not perfected, and any pending applications of the foregoing, it being understood that IP excludes Know How;

"**Know How**" means any non-patented, unregistered confidential method, technique, process, or technology, howsoever denominated;

"**Manufacturing Facilities**" shall mean the qualified and authorized (licensed) GMP facility of MOLMED, where the Product is to be manufactured as set forth in the applicable Production Agreement;

"**Manufacturing Process**" shall mean the process by which the Product is manufactured, as set out in the Investigational Medicinal Product Dossier;

"**MOLMED IP**" means any Intellectual Property owned or controlled by MOLMED, which is disclosed or otherwise supplied by MOLMED for the Activities, or otherwise used by MOLMED in connection with the manufacturing of Product(s) under this Agreement;

"**MOLMED Know How**" means any Know How owned or controlled by MOLMED, which is introduced to or disclosed or otherwise supplied by MOLMED for the Activities, or otherwise used by MOLMED in connection with the manufacturing of Product(s) under this Agreement;

"**Net Sales**" means the gross invoice amount (not including value added taxes, sales taxes, or similar taxes) of Product sold by CLIENT or its sublicensees to the first unrelated third party in a bona fide arms-length transaction after deducting, if not previously deducted, from the amount invoiced or received: (i) trade and quantity discounts off the invoice price, to the extent actually incurred or allowed; (ii) amounts actually credited or allowed for rejections or returns of Product; (iii) all rebates, chargebacks, retroactive price reductions and other sales allowances that are actually allowed or granted, including rebates, reductions and allowances mandated by government; (iv) early payment cash discounts, (v) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by the applicable selling party in shipping Product to a third party. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all revenue recognition criteria are met. Any nominal consideration received in exchange for the transfer of Products for use in clinical trials, sampling or promotional use, in each case at or below cost, shall not be included in Net Sales;

"**Non- Conforming Batch**" shall mean a batch of Product which is not compliant, or which has not been manufactured in compliance, with the Safety Specifications and/or (if applicable) GMP requirements;

"**Partner**" shall mean a company or other party which has entered into an agreement with CLIENT to develop, market and/or sell the Product;

"**Personnel**" means the representatives, agents, independent contractors, sub-contractors and employees appointed by each Party for the performance of its obligations under this Agreement and/or the applicable Production Agreement;

"**Primary Release**" means with respect to a Product batch, that such batch meets the specifications required under the first panel of testing as defined in the relevant Production Agreement;

"**Product**" shall mean Frozen autologous CD34+ Haematopoietic Stem and Progenitor Cells (HSPC) genetically modified with the lentiviral vector TEMFERON, carrying transgene encoding for the human interferon-α2, Tie2 enhancer/promoter and miRNA-126 target sequences;

"**Production Agreement**" shall mean a document setting forth the terms and conditions for the manufacturing and supply of the Product by MOLMED for each Client Indication. Production Agreement No. 1 is attached as **Annex A** hereto; Each Production Agreement will contain, without limitation, any relevant information such as definition of Product, Client Indication/s, Deliverables, and Manufacturing Facility;

"**Quality Agreement**" means the agreement that sets forth each Party's obligations with respect to the conduct of quality assurance procedures in relation to GMP production and testing and in compliance with the defined quality standards, as specified in Article 8 below;

"**Safety Specifications**" means the specifications marked as "Safety" in the Product Specification File (PSF), (for clarity the Safety Specifications include sterility, microbiological control, and mycoplasma specifications);

"**Secondary Release**" means, with respect to a Product batch, that such batch meets the Specifications;

"**Specifications**" shall mean the specifications for the Product as set out in the PSF;

"**Technical Agreement**" shall mean the agreement, to be signed between the Parties within 2 months from the Effective Date, to regulate the chain of custody of the CLIENT Material and derivates;

"**Term**" means the period referred to in Clause 4 below.

2. APPOINTMENT

2.1 This Agreement sets forth the terms and conditions under which:

i) The CLIENT will engage MOLMED to perform i) the preparatory activities for the GMP manufacturing campaign and ii) the manufacturing services, as set forth in the relevant Production Agreement (the "**Services**");

ii) MOLMED will perform the Services and timely perform the Primary Release and Secondary Release of the Product, provided that the CLIENT has timely supplied MOLMED with the CLIENT Material;

iii) CLIENT will purchase from MOLMED all of its requirements of Product for CLIENT's Phase I/II clinical trial in any CLIENT Indication.

2.2 Prior to the commencement of any Services, the Parties shall mutually agree on a Production Agreement.

2.3 Each and every time the CLIENT is willing to entrust MOLMED with the performance of the Services, the CLIENT shall submit to MOLMED a purchase order based on the format attached as **Annex B** and MOLMED shall promptly accept such purchase order.

2.4 CLIENT shall, within ten (10) business days after the Effective Date and thereafter no later than the fifth (5th) business day of each month, provide MOLMED with (or with access to) a rolling manufacturing forecast of Product batches for the following twelve (12) months, or such shorter period as may then remain under the Term (the "**Forecast**"). The Forecast shall show estimates and required delivery timings of required Products for each month during the twelve (12) month period covered by the Forecast based on CLIENT 's assumptions as to likely demand for the Product.

2.5 As soon as reasonably practicable following receipt of each Forecast (and in any case within ten (10) business days from the receipt of the Forecast), MOLMED shall accept the Forecast or suggest alternative manufacturing slots, [redacted]

Redacted

2.6 No later than Redacted before the manufacturing date set forth in the Forecast, the CLIENT shall be obliged to submit a purchase order to MOLMED for the relevant forecasted quantities of Product and, if the CLIENT fails to do so, the relevant slot reservations shall be deemed to be deleted. Notwithstanding the foregoing, for the first

Redacted

2.7 MOLMED will periodically keep CLIENT informed and promptly answer all questions reasonably raised by CLIENT regarding the progress of the Services.

2.8 MOLMED shall perform the Services in accordance with:

(a) all applicable laws;

(b) the approval granted by relevant competent Authorities as applicable; and

(c) the provisions of the Production Agreement and Quality Agreement.

MOLMED shall promptly notify CLIENT in the event any of the approvals mentioned in the preceding sub-Clause (b) have been modified, suspended or revoked, and in case of any other breach of this Clause 2.8.

2.9 The Parties shall each appoint a dedicated representative to supervise the conduct of the Services.

3. ADDITIONAL INDICATIONS

3.1 If, at any time during the Term, CLIENT requires MOLMED to conduct the Activities in relation to any indication not already covered under any Production Agreement, CLIENT shall notify MOLMED in writing. The Parties shall discuss and agree in good faith whether or not to enter into a Production Agreement with respect to that indication. For the avoidance of doubt, upon execution of such Production Agreement, the relevant indication shall be deemed to be a CLIENT Indication for the purposes of this Agreement.

4. PERIOD OF PERFORMANCE

This Agreement shall come into force on the Effective Date and shall remain in force for a period of five (5) years unless earlier terminated in accordance with the terms of this Agreement.

5. ACCESS TO MANUFACTURING FACILITIES FOR ACTIVITIES

5.1 Once per year (except for "for cause" audits, which shall not be subject to the foregoing limitation), MOLMED shall grant CLIENT and its Personnel access to the Manufacturing Facilities exclusively for the purpose of (i) making quality audits of the Manufacturing Facilities and of the procedures and processes used by MOLMED in the manufacture of the Product; provided that (ii) a representative of MOLMED is permitted to be present during such visit and (iii) the audit is conducted during normal business hours at a time on which the Parties have mutually agreed and upon prior reasonable written notice in any case not less than sixty (60) days specifying the subject matter of the audit, in accordance with the terms and conditions of this Agreement and the Quality Agreement.

5.2 Notwithstanding the foregoing, MOMED shall allow CLIENT to access, in accordance with the process set forth in Section 5.1, the Manufacturing Facilities in the event that:

(i) a deviations from the Safety Specifications, generating batch rejection,might arise;

(ii) CLIENT has reasonable grounds to suspect that MOLMED is in material breach of any obligations under this Agreement; in such event, CLIENT shall be allowed to conduct an additional audit solely in respect to the suspected breach. It remains understood that CLIENT shall provide to MOLMED written notice thereof, which shall contain a reasonably documented explanation of such grounds seven (7) days before the date of inspection.

5.3 CLIENT shall inform MOLMED of a list of its personnel who will be involved in the audit and therefore require access to the facility.

6. CLIENT MATERIALS; DELIVERY

6.1 In order to enable MOLMED to properly discharge its duties as manufacturer of the Deliverables, CLIENT shall timely provide MOLMED with (i) any CLIENT Materials that the relevant Production Agreement requires CLIENT to supply to MOLMED, and (ii) adequate documentation, as well as specifications and any useful information regarding any CLIENT Materials as described in the Quality Agreement.

6.2 CLIENT shall deliver for free the CLIENT Materials, if any, to MOLMED Manufacturing Facility, in accordance with the terms of each Production Agreement and Quality Agreement. MOLMED shall take all reasonable measures and precautions to ensure the security of the CLIENT Materials.

6.3 Upon completion of the manufacturing process of each batch, the CLIENT shall notify MOLMED if the CLIENT is interested in any unused CLIENT Material and/or derivatives in accordance with the condition set forth in the Technical Agreement. It is understood that the CLIENT shall be responsible for arranging for the shipment of such CLIENT Material and/or derivatives at its cost. In the event of failure by CLIENT to provide such notice, MOLMED shall destroy such CLIENT Material and/or derivatives at CLIENT cost.

7. DELIVERABLES

7.1 Title and risk in Deliverables shall pass to CLIENT upon Primary Release in accordance with this Agreement and delivery to CLIENT in accordance with Clause 7.3.

Except as set forth below, the Deliverables shall be deemed to be accepted by CLIENT, unless CLIENT provides a reasonably detailed notice in writing of any alleged defect to MOLMED within fifteen (15) days from the Secondary Release. Acceptance covers all defects which CLIENT could reasonably be expected to discover in the within fifteen (15) days following the Secondary Release when carrying out a reasonable review of the documentation included in the Deliverables. The Parties acknowledge and agree that that the nature of the Product means that the transfer of the Product to the relevant patient may take place at the time of Primary Release, when a full analysis of the Product has not been completed and only those parts of the testing specified in the Production Agreement will have been conducted. It is clearly understood by the Parties that MolMed is not involved in any clinical decision relating to the use of Product or in the selection of patients for treatment by means of Product.

7.2 MOLMED shall, unless CLIENT instructs otherwise in writing, store the Products free of charge for thirty (30) days after Secondary Release. Storage of any Products not collected by that date shall be governed by a storage agreement to be signed between the Parties within 60 days from the Effective Date.

7.3 In the absence of any written agreement to the contrary, delivery of the relevant Deliverables to CLIENT will be made Ex Works MOLMED Manufacturing Facilities (Incoterms 2010). The Product shall be collected by CLIENT at the MOLMED Manufacturing Facilities during normal business hours (Monday to Friday, excluding statutory holidays). Any different delivery term agreed upon between the Parties may regulate the passing of title but shall not prejudice the passing of risk from MOLMED to CLIENT, which will at all times remain Ex Works MOLMED Manufacturing Facilities.

8. QUALITY MATTERS

As soon as possible following execution of this Agreement, and in any case prior to commencement of any GMP activity, the Parties shall execute the Quality Agreement. Upon execution, the Quality Agreement shall be deemed incorporated into this Agreement.

9. REJECTION, REPAIR AND REPLACEMENT OF PRODUCT

9.1 If it is ascertained that a batch of Product is a Non-Conforming Batch, MOLMED shall promptly notify that it is unable to perform the Primary Release or the Secondary Release of the batch. In such case:

- if the non-conformance arose other than as a result of MOLMED negligence or willful misconduct: (i) MOLMED shall provide CLIENT with written evidence (which will include i) the out of specification description, ii) the investigation performed by MOLMED and iii) MOLMED conclusion) that the Non-Conforming Batch is not attributable to MOLMED negligence or willful misconduct and (ii) following receipt of such evidence, the CLIENT shall be obliged to make the

payment in full, and (iii) If CLIENT wishes MOLMED to carry out additional work, including the rework or reprocessing of the Non-Conforming Batch or further manufacture MOLMED shall, as soon as reasonably possible, carry out such work at a commercially reasonable, mutually agreeable price.

- if the non-conformance arose as a result of MOLMED negligence or willful misconduct, as soon as reasonably practice MOLMED shall at CLIENT's option, either: (i) rework or reprocess the Non-Conforming Batch in accordance with GMP; or (ii)manufacture a further Batch, in each case at MOLMED's cost and expense.

9.2 In the event of any disagreement between the Parties as to whether a batch is a conforming batch or a Non-Conforming Batch and/or whether a Non-Conforming Batch is a result of a MOLMED negligence or willful misconduct, the Parties shall use reasonable efforts to resolve the matter promptly. In the event that a resolution cannot be reached, any relevant documentation shall be submitted for review to an independent expert mutually agreed upon by the Parties or, failing agreement on a common identification, by an expert chosen by the Milan Chamber of Arbitration. The costs associated with such review and the other costs and fees of the independent expert shall be borne by the Party which was incorrect about whether the GMP batch is a conforming batch or Non-Conforming Batch or whether a Non-Conforming Batch is a result of a MOLMED negligence or willful misconduct.

10. FINANCIAL CONSIDERATIONS

10.1 In consideration of due performance of the services set forth in this Agreement and the applicable Production Agreement, CLIENT agrees to pay MOLMED the amounts set forth in **Annex C**. Payments are exclusive of Value Added Tax, which shall be paid at the applicable rate. All the prices are in EURO.

10.2 With effect from each anniversary date of the Effective Date, MOLMED shall be entitled to revise each price the price according to the Consumer Price Index inflation rate published by ISTAT (Italian National Institute of Statistics). In addition to, the Parties shall meet at least once per year to evaluate if there are any significant changes to the processor analytics or regulatory requirements that should result in any change to each price set out in paragraph 10.1.

10.3 Redacted

10.4

10.5

10.6 Invoices shall be sent to:

Company: Genenta Science
Address: Via Olgettina 58
Name: Pierluigi Paracchi
Title: CEO
Email: Pierluigi.paracchi@genenta.com
Tel.: 02 / 2643 5125
Unique Code for Electronic Invoice: BA6ET11

Payment shall be made by wire transfer to the following bank account:
Bank Name: Redacted
Bank Address:
Account Number:

IBAN: Redacted

10.7 Without prejudice to other remedies, if CLIENT does not pay any undisputed sum of money when it falls due, MOLMED shall, following prior written notice to CLIENT, be entitled to interest upon that sum. The level of interest for late payment shall be at the rate of two percent (2%) per year.

10.8 If any invoice is not paid within thirty (30) days of the sum becoming due, MOLMED shall be entitled to immediately suspend its services, upon notice to CLIENT by registered letter.

10.9 The CLIENT may change or cancel any purchase order (including changing the required delivery date) at any time in writing to MOLMED provided that the CLIENT shall pay to MOLMED a fee equal to *** of the total amount payable pursuant to each purchase order in the following cases: (i) if the CLIENT changes or cancels the purchase order/s submitted for the manufacture of the first three batches of Product less than *** the manufacture (as stated in the Forecast) or (ii) if CLIENT changes or cancels any following purchase orders less than *** prior to the date of the manufacture (as stated in the Forecast). In addition, in the foregoing cases, CLIENT shall reimburse MOLMED the costs incurred in the purchase of Critical Materials that MOLMED can evidence in writing that it has incurred with respect to that purchase order (MOLMED having used reasonable endeavors to mitigate those expenses including where possible allocating any Critical Materials to other purchase orders including any third party purchase orders), it being understood that in no event shall CLIENT be liable for any amount in excess of one hundred percent (100%) of the total amount payable pursuant to CLIENT purchase order

Redacted

10.10 Milestone and royalty payment. Conditioned upon MOLMED having supplied conforming Product in accordance with this Agreement in sufficient quantities for CLIENT (or a Partner, if applicable) to successfully complete CLIENT's Phase I/II clinical trial, CLIENT shall pay to MOLMED the following amounts:

Redacted

Twice per year, by the end of June and the end of December, the CLIENT shall submit to MOLMED a report providing an accounting of the Net Sales of Product during such six months period, and the calculation of royalties due under this Clause 10.10 (the "**Report**").

The CLIENT shall pay to MOLMED the royalties payable by it under this Clause 10.10, as indicated in the Report delivered by the end of December, within thirty (30) days of the issuance of the relevant invoice.

Redacted

Audits. During the term of this Agreement and for a period of three (3) years thereafter, the CLIENT shall keep, and shall cause its Partner to keep, complete accurate and up-to-date books and records (the "**Records**") relating to the sales of the Product as to enable the Net Sales thresholds hereunder to be determined. Upon the written request of MOLMED with at least 30 (thirty) days prior written notice and not more than once in each calendar year, the CLIENT shall permit, and shall require its Partner to permit MolMed to have access during normal business hours to the Records. MOLMED shall bear any costs incurred for the purposes of exercising its audits and/or inspections rights (the "**Audit Costs**"). Should, however, any audit or inspection reveal a non-compliance to this Agreement by the CLIENT, without prejudice to any further remedy under this Agreement or at law, the CLIENT shall bear the Audit Costs and refund them to MolMed, together with the amount of any underpayment of royalties due to MolMed for the applicable accounting period, within thirty (30) days from written request by the latter.

10.11 Technology transfer fee. Once MOLMED has supplied the Product in any CLIENT Indication for Phase I/II clinical trial as set forth in the first Production Agreement (or in case of MOLMED's failure to supply such Product as set forth in the first Production Agreement), CLIENT may elect to have MOLMED proceed with a technology transfer of the Manufacturing Process (including any MOLMED's IP and MOLMED Know How necessary or useful to practice such Manufacturing Process) from MOLMED to CLIENT, a Partner or another manufacturer, in which case:

- Redacted

The Parties acknowledge and agree that Clauses 10.10 and 10.11 of this Agreement supersede in its entirety Clause 10 of the Development Agreement.

11. CONFIDENTIALITY

11.1 Each Party agrees, for the Term of the Agreement and for a period of ten (10) years from the end of the Term, to treat the Confidential Information of the other Party as strictly confidential and not to disclose it to any third party for any purpose whatsoever and not make use of the Confidential Information or any part thereof other than for the performance of the Activities and to treat it with at least the same care and in the same manner as its own secret and valuable information. The receiving Party agrees to allow access to the Confidential Information exclusively to those of its directors, officers, advisors, counsels, auditors, representatives and employees (collectively the "**Representatives**"), who have a reasonable need to know about the Confidential Information, for performance of the Activities, who are informed of the confidential nature of the information and who have agreed to abide by the terms of this Agreement. The receiving Party shall ensure that its employees to whom Confidential Information is disclosed keep such information confidential to the extent and as long as the receiving Party is bound by this Agreement.

11.2 The provisions of Clause 11.1 above shall not apply to any:

- information which is or was already known to the receiving Party at time of disclosure to it, or
- information which after disclosure to the receiving Party under this Agreement is published or otherwise generally available to the public otherwise than through any act, default or omission by the receiving Party of its obligations hereunder, or
- information which can be established was independently developed by the receiving Party without the use of or reference to the disclosing Party's Confidential Information; or
- information which is required to be disclosed to governmental or regulatory bodies or to a court of competent jurisdiction pursuant to any written law, provided, however, that such disclosure is limited to that required to be disclosed; or
- information which is disclosed to the receiving Party by a third party without restriction and without breach of the confidentiality obligations under this Agreement by the receiving Party.

11.3 CLIENT acknowledges that MOLMED is a listed company on the Italian stock exchange and is therefore subject, among others, to the provisions of the EU Market Abuse Regulation no. 596/2014, the Italian Legislative Decree no. 58 dated February 24th, 1998 (the "Financial Act") and Consob Regulations and official guidance implementing the Financial Act as such provisions related to "inside information" ("informazioni privilegiate") (the "Market Abuse Provisions"). CLIENT undertakes to comply with the provisions set forth in the Market Abuse Provisions to the extent applicable to CLIENT in connection with this Agreement.

11.4 Furthermore, CLIENT agrees that it will, to the extent such dealing is prohibited by applicable law, not use the content of Confidential Information, to deal in any securities of MOLMED or in any derivative products related thereto or to encourage another person or entity so to deal.

11.5 In the case of communication of inside information to third parties who are not bound by a confidentiality agreement, CLIENT undertakes to immediately inform MOLMED.

11.6 CLIENT acknowledges that in the event of dissemination or unauthorized use of inside information, criminal and administrative penalties will apply (included those provided for under Articles 184 of the Financial Act).

11.7 The receiving Party acknowledges that unauthorised disclosure or use of Confidential Information could cause great or irreparable injury to disclosing Party and that pecuniary compensation would not afford adequate relief or it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief. Therefore, the receiving Party agrees that, in the event of such unauthorised disclosure or use of Confidential Information, the disclosing Party will have the right to seek and obtain injunctive relief in addition to any other rights and remedies it may have.

11.8 Except for the disclosure of the existence of this Agreement, which information shall not be deemed confidential, no Party shall disclose the specific terms and conditions of this Agreement without the prior written consent of the other Party, except that each Party may disclose such terms and conditions to its current and prospective investors, lenders, underwriters and acquires (or, in the case of CLIENT, Partners) in connection with due diligence activities subject to a commercially reasonable obligation of confidentiality, further provided that MOLMED may not disclose technical or financial terms of any Production Agreement without CLIENT's prior written consent in each case.

12. IP AND KNOW HOW

12.1 Nothing in this Agreement shall affect either Party's ownership in its IP and Know How existing as of the Effective Date or developed outside of the scope of this Agreement.

12.2 Subject to this Agreement and the relevant Production Agreement, the CLIENT hereby grants MOLMED a non-exclusive, Royalty-free, non-transferable right and licence, sub-licenseable solely to MOLMED subcontractors, to use the CLIENT IP, CLIENT know how, CLIENT Materials and related Intellectual Property during the term of the relevant Production Agreement and solely for the purposes of the Activities detailed in the relevant Production Agreement.

12.3 If CLIENT elects to transfer the Manufacturing Process under Clause 10.11 MOLMED will grant, and does hereby grant, to CLIENT a worldwide, fully paid-up, perpetual, non-revocable, non-terminable, non-exclusive, sublicensable (through multiple tiers) license to exploit (notwithstanding anything to the contrary in Clause 11) any IP or Know-how (including MOLMED IP, MOLMED Know How) so transferred by MOLMED for the purpose of freely manufacturing and/or having manufactured the Product and any gene therapy based on the combination of transcriptional and microRNA-mediated control to regulate the expression of interferon-α2.

13. NON-EXCLUSIVE COLLABORATION

For the avoidance of doubt, it is agreed that, notwithstanding the terms and conditions of this Agreement and any Production Agreement, but subject in each case to Clause 11 (Confidentiality), MOLMED shall remain free to:

a) conduct any research or development work in any field and indications, whether by itself or in collaboration with any other party, provided however, that for as long as MOLMED is manufacturing or supply Product(s) in any indication(s) under this Agreement, MOLMED may not manufacture or supply any Product for any third party, except for Partners.
b) subject to the preceding sub-clause (a), use or otherwise exploit (including by sub-licensing) MOLMED IP and MOLMED Know-How.

14. REPRESENTATIONS AND WARRANTIES

14.1 Each Party represents and warrants that:

a) it has full capacity to enter into this Agreement and carry out its respective obligations set out in this Agreement; and
b) this Agreement represents valid, legal and binding obligations on it and is fully enforceable in accordance with its terms.
c) it has authority to grant the rights and licences granted to the other Party under this Agreement;
d) it is not a party to any agreement or understanding with any third party which in any way prevents it from fulfilling any of its obligations set out in this Agreement.

14.2 CLIENT represents and warrants that:

a) it is the owner of CLIENT IP and CLIENT Know How or has the right to license CLIENT IP and CLIENT Know How to the other Party for the purposes of this Agreement;
b) any and all CLIENT Materials supplied to MOLMED are fit for their intended use under this Agreement and any Production Agreement, and may be used by MOLMED in accordance with this Agreement without infringing the IP rights of third parties;
c) the CLIENT IP and CLIENT Know How, may, if applicable, be transferred in accordance with Clause 10.11 without infringing the IP rights of third parties.

14.3 MOLMED represents and warrants that:

a) it is the owner of MOLMED IP and MOLMED Know How or has the right to license its MOLMED IP and MOLMED Know How to the other Party for the purposes of this Agreement;
b) the MOLMED IP and MOLMED Know How, may be used and transferred to third parties in accordance with Clause 10.11 and 12.3 without infringing the IP rights of third parties;
c) the Product will be manufactured in accordance with this Agreement and any Production Agreement, and will meet the Safety Specifications.

For the avoidance of doubt, CLIENT, as the regulatory sponsor of the Product, will be solely responsible for verifying that the Specifications for the Product conform with the relevant regulatory documents currently in force.

14.4 Save as expressly set out in this Agreement or in a Production Agreement, MOLMED makes no representation or warranty, express or implied, as to the merchantability or fitness for any purpose or that the use of the Deliverables will not infringe or violate Intellectual Property or any other rights of any third party. Neither Party makes any representation or warranty, express or implied, with respect to its IP or Know How, including without limitation, any warranty of non-infringement of third party rights, accuracy, completeness, quality or fitness for a particular purpose.

14.5 MOLMED shall not be liable for any non-compliance of any Product with the warranties expressly provided in this Agreement to the extent such non-compliance arises directly out of any act or omission of CLIENT or its Personnel including without limitation in the event of any inaccurate instruction, notice, document, or communication originating from the CLIENT.

14.6 Notwithstanding any provision to the contrary in this Agreement, MOLMED shall indemnify and hold harmless CLIENT from and against any third party-claims, liabilities, losses, demands, damages, causes of action of any kind, obligations, costs, judgments, interest and awards (including recoverable legal counsel fees and costs of litigation of the third party), arising out of any breach by MOLMED of any its obligations, representations and warranties; except to the extent that the liability or loss in question resulted from the negligence or willful misconduct of CLIENT or its Personnel, or from any breach by CLIENT of any its obligations, representations or warranties under this Agreement.

14.7 The CLIENT agrees to indemnify and keep indemnified MOLMED from and against any and all any third-party claims, liabilities, losses, demands, damages, causes of action of any kind, obligations, costs, judgments, interest and awards (including recoverable legal counsel fees and costs of litigation of the third party), arising out of: (i) any breach of the representation or warranty made by the CLIENT under this Agreement; (ii) any third party personal injury, illness or death, or loss or damage to third party property arising from the use or sale of the Product manufactured according to and in compliance with the terms of this Agreement; except to the extent that the liability or loss in question resulted from the negligence or willful misconduct of MOLMED, or its Personnel, or from any breach by MOLMED of any its obligations, representations or warranties under this Agreement.

14.8 Except for breach of Clause 11 (Confidentiality), and for the indemnity obligations set forth in Clause 14.6 and/or 14.7, in no event shall any Party be liable to the other Party for any loss of profits, loss of goodwill, loss of use, loss of production or business interruption costs, or any type of indirect, special, consequential or incidental damages arising from any breach of this Agreement, the Quality Agreement or any Production Agreement whether or not the other Party has been advised of the possibility of such damage.

15. COMPLIANCE WITH LAWS

Each Party shall comply with all laws and regulations as well as of any government department or local authority applicable to it, including but not limited to those competent for workplace safety and/or data privacy. Each Party shall indemnify and hold the other Party harmless from and against any loss, damage, cost or expense arising from the Party's failure to comply with the foregoing.

16. HUMAN BIOLOGICAL SAMPLE

16.1 CLIENT shall verify that the consent form used to collect any human biological samples as part of the Client Materials (the "Human Biological Samples") includes appropriate statements informing the donor (and in the case of post mortem Human Biological Samples, supplied with consent provided by or on behalf of the original donor).

16.2 The Human Biological Samples and related data are provided to MOLMED with all the necessary authorizations, licenses and approvals (for example, ethical approval from a research ethics committee or an institutional review board, or as may be otherwise prescribed by) to obtain, collect, store, transfer, use, disclose, import, export and dispose of Human Biological Samples and related data in the Service.

17. USE OF NAMES

After the Effective Date, the Parties are permitted to make an announcement concerning this Agreement in a form to be agreed between them. Upon CLIENT's prior written approval in each case, MOLMED shall be entitled to use the CLIENT's name (in any format) for promotion, publicity, marketing or advertising purpose.

18. TERMINATION

18.1 This Agreement and/or one or more Production Agreement(s) may be terminated by i) CLIENT for convenience on ***** written notice to the other Party ii) MOLMED may terminate this Agreement upon t*** months prior written notice of termination to CLIENT. For clarity MOLMED will continue to provide manufacturing services to CLIENT during this period, and accept new purchase orders from CLIENT as long as the projected date of finalization of MOLMED's tasks under such purchase orders does not exceed such **** period. However, the Parties shall not be entitled to execute any new Production Agreement during any such survival period.

18.2 For the avoidance of doubt, termination of one or more Production Agreement(s) shall not affect the validity of, or result in any termination of, this Agreement.

18.3 Either Party ("**Terminating Party**") may terminate this Agreement immediately upon written notice to the other Party ("**Defaulting Party**") upon the occurrence of any of the following events:

a) the Defaulting Party being in breach of any material term of this Agreement which is either incapable of rectification or if capable of rectification, which is not rectified within sixty (60) days of receipt of notice therefor;

b) if the Defaulting Party:

(i) is unable to pay its debts when due;

(ii) has a receiver, manager, judicial manager or an administrator appointed on behalf of a creditor over all or a substantial part of its assets;

(iii) enters into an arrangement or compromise or convenes a meeting with its creditors;

(iv) being a company, shall pass a resolution to enter into liquidation or the courts shall make an order that the company be compulsorily wound up (other than for the purposes of amalgamation or reconstruction);

(v) suffers any distress or execution levied or enforced in relation to any of its assets; or

(vi) ceases to carry on its business.

Provided that, in the cases set forth in the proceedings under (ii), (iii) (iv), and/or (v) the relevant proceedings have not been dismissed within sixty (60) days.

19. CONSEQUENCE OF TERMINATION

19.1 Upon the expiry of termination of this Agreement for any reason:

a) MOLMED shall:

(i) upon receipt of CLIENT's written notice, cease any and all activities under this Agreement to the extent feasible;

(ii) at CLIENT's request, within thirty (30) days after the effective date of such termination, return all the CLIENT's Confidential Information to CLIENT, provided that the foregoing shall not require MOLMED to access and remove any of CLIENT's Confidential

Information located in any archived back up electronic mail tapes so long as such archived backup electronic mail tapes are not accessible in the ordinary course of business of MOLMED and provided that such archived back-up electronic tapes shall continue to be the Confidential Information of CLIENT and shall remain subject to the terms of Article 11 herein; and

(iii) at CLIENT's request make available all Deliverables and Products (already paid by CLIENT) to CLIENT.

b) CLIENT shall, at MOLMED's written request, within thirty (30) days after the effective date of such termination return or otherwise destroy (at the election of MOLMED) the Confidential Information (including all such documents containing such Confidential Information) of MOLMED, in the CLIENT's possession or control.
The foregoing shall not require CLIENT to access and remove any of MOLMED's Confidential Information located in any archived back up electronic mail tapes so long as such archived backup electronic mail tapes are not accessible in the ordinary course of business of CLIENT and provided that such archived back-up electronic tapes shall continue to be the Confidential Information of MOLMED, and shall remain subject to the terms of Article11 herein.

19.2 In the event of termination by MOLMED for CLIENT's breach or termination by CLIENT under Clause 18.1 of this Agreement or one or more Production Agreement(s), CLIENT shall pay to MOLMED:

a) All amounts due under this Agreement for all activities already duly performed and/or Products for which Secondary Release have been performed by MOLMED, less the amounts already paid;
b) cancellation fees, where applicable, as defined in Clause 10.9; and
c) reasonable costs of MOLMED for archiving the quality management documentation and for returning and/or destruction of Confidential Information and/or CLIENT Materials, and any costs for which, as at the date of termination, MOLMED has already committed and which cannot reasonably be cancelled or mitigated by MOLMED (having used all reasonable endeavors to do so), less any and all upfront amounts already paid by CLIENT under the relevant purchase order.

19.3 In the event of termination of this Agreement by CLIENT for MOLMED's breach, or termination for convenience by MOLMED:

a) CLIENT shall pay to MOLMED all amounts due for Products ordered by CLIENT prior to the effective date of such termination and Products for which Secondary Release have been performed in accordance with this Agreement.

Redacted

19.4 Redacted

19.5 Save as expressly provided herein, termination of this Agreement or any Production Agreement by a Party for any reason shall not affect the rights and obligations of

the Parties which have accrued prior to the effective date of termination of this Agreement or the Production Agreement. Termination of this Agreement or any Production Agreement, however effected, shall not release the Parties from their rights and obligations under Clauses 9 (Rejection, repair and replacement of product); 10 (Financial considerations); 11 (Confidentiality), 14 (Representations and warranties); 19 (Consequences of termination); 22 (Notice); 23 (Governing law); 24 (Dispute resolution) of this Agreement, which have accrued prior to termination.

20. ASSIGNMENT; SUBCONTRACTING

20.1 Save as expressly provided in this Agreement, no Party shall assign this Agreement or otherwise transfer its rights or obligations, or any part thereof, under this Agreement without the prior written consent of the other Parties, provided, however, that each Party may assign this Agreement without consent in case of any merger, acquisition or sale by the assigning Party of substantially all of its assets. In addition, CLIENT may assign this Agreement without consent on an indication-by-indication basis to the applicable Partner. Any assignee shall agree in writing to comply with the terms of this Agreement.

20.2 MOLMED may not subcontract the performance of the Activities to any third party without CLIENT's prior written consent in each case, not to be unreasonably withheld. For the purpose of this Agreement, the following entity shall be considered pre-approved by the CLIENT: Bioreliance Limited.

21. FORCE MAJEURE

21.1 No Party shall be liable for delays in delivery or performance when caused by any of the following which are beyond the actual control of the delayed Party: (i) acts of God, (ii) acts of the public enemy, (iii) acts or failure to act by the other Party, (iv) acts of civil or military authority, (v) governmental priorities, (vi) hurricanes, (vii) earthquakes, (viii) fires, (ix) floods, (x) epidemics or pandemics or disease outbreak, (xi) embargoes, (xii) war, and (xiii) riots (hereinafter referred to as the "Force Majeure Event").

21.2 The respective obligations of a Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith by a Force Majeure Event provided that such Party shall have given written notice thereof, specifying the nature and details of such event and the probable extent of the delay to the other Parties.

21.3 In case of a Force Majeure Event, the time for performance required by a Party under this Agreement shall be extended for any period during which the performance is prevented by the event. However, the other Parties may terminate this Agreement by notice if such an event prevents performance continuously for more than sixty (60)] days.

22. NOTICES

All requests, notices, approvals consents (collectively and individually referred to as "Notice") to be given under this Agreement shall be in writing and shall be served personally, by facsimile or by pre-paid registered post or courier with return receipt requested to the electronic mail, facsimile number or address of the intended addressee as set out hereunder or to such other address as may be notified to the other Party in writing:

If to CLIENT:

Attn: Pierluigi Paracchi
email: pierluigi.paracchi@genenta.com
Tel: 02 / 2643 5125
Fax: NA
If to MOLMED:

Attn: Luca Alberici

email: luca.alberici@molmed.com
Tel: 02 21277 1
Fax: 02 21277 404

23. GOVERNING LAW

The validity and interpretation of this Agreement shall be governed by the laws of Italy.

24. DISPUTE RESOLUTION

24.1 The Parties agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation.

24.2 Any dispute which cannot be resolved by amicable settlement through the process described in Clause 24.1 above shall be submitted to the exclusive jurisdiction of the Courts in Milan, Italy.

24.3 Nothing in Clause 24.2 shall prevent the Parties from seeking equitable relief (including injunctions or requests for specific performance ("esecuzione in forma specifica") from any Court of competent jurisdiction and any purpose where such relief would be warranted under this Agreement.

25. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. No purported variation of this Agreement shall be effective unless made in writing and signed by both Parties.

26. WAIVER

The failure by either Party at any time to enforce any provision of this Agreement shall not be construed as a waiver of such provision or any other provision hereof. A waiver shall not be effective unless it is in writing.

27. SEVERABILITY

If at any time any provision of this Agreement shall be or shall become illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby, and shall continue in force as if such illegal, invalid or unenforceable provision was severed from this Agreement

28. NO PARTNERSHIP OR AGENCY

The Parties are independent contractors and nothing in this Agreement shall be deemed to constitute a partnership or a principal-agent relationship between the Parties nor otherwise entitle a Party to have authority to bind the other Party for any purpose.

29. COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute the same Agreement.

30. VARIATIONS

No variation, amendment or rescission of this Agreement shall bind a Party unless made in writing in the English language and signed by both Parties.

31. RIGHTS OF THIRD PARTIES

Save for indemnitees under and for the purpose of Clauses 14.7 and 14.8, a person or entity not being a party to this Agreement shall have no right to enforce any term of this Agreement, regardless of whether such person or entity has been identified by name, as a member of a class or as answering a particular description. For the avoidance of doubt, nothing in this Clause shall affect the rights of any permitted assignee or transferee of this Agreement.

32. CODE OF ETHICS

32.1 CLIENT acknowledges that MOLMED has adopted a Code of Ethics pursuant to Legislative Decree no. 231/2001. The Code of Ethics is available on MOLMED's website (http://www.MOLMED.com/investors-documents/corporate-governance) in the following section: corporate governance/documents

32.2 By signing the Agreement, the CLIENT declares that it has read the Code of Ethics and Legislative Decree no. 231/2001, has understood the principles contained therein; and agrees to comply with the obligations and principles contained therein.

32.3 The CLIENT hereby agrees to promptly notify MOLMED if, during the Term, it becomes aware of any act or omission conflicting with, or any breach of the principles expressed in the Code of Ethics and/or in the Legislative Decree no. 231/2001.

32.4 Finally, the CLIENT is aware that violation by the CLIENT of the provisions contained in the Code of Ethics and/or the Legislative Decree no. 231/2001 will constitute a breach of the Agreement and will entitle MOLMED to terminate the Agreement with immediate effect, pursuant to article 1454 of Italian Civil Code, without prejudice to compensation for any damages caused to MOLMED.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

Genenta Science S.r.l.

Pierluigi Paracchi
Chief Executive Officer
Date [redacted]

MOLECULAR MEDICINE (MOLMED) S.p.A.

Riccardo Palmisano
Chief Executive Officer
Date 06/03/2019

PRODUCTION AGREEMENT

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APPENDIX 1: QC testing panel for Primary release and Secondary release

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Annex B- Purchase order form

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Annex C- Financial considerations

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